UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/25/2010

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768
(Address of principal executive offices, including zip code)

(215) 569-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On February 25, 2010, the Compensation Committee (the "Committee") of the Board of Directors of CDI Corp. (the "Company" or "CDI") approved an amendment to the Employment Agreement dated as of January 1, 2008 with Roger Ballou, the Company's President and Chief Executive Officer. The amendment, which has been signed by Mr. Ballou and the Company, relates to the shares of Performance-Contingent Deferred Stock ("PCDS") which Mr. Ballou can earn based on CDI's performance in 2010. In order to align Mr. Ballou's performance targets and the metric on which the performance targets are based with CDI's 2010 financial plan, the 2010 performance targets, metric and awards set forth in Mr. Ballou's Employment Agreement were deleted and made subject to the determination of the Committee. (See Item 5.02 below for information regarding the Committee's determination.) Upon vesting, shares of PCDS are converted into shares of CDI common stock on a one-for-one basis.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

DETERMINATION OF 2009 CASH INCENTIVE COMPENSATION FOR EXECUTIVE OFFICERS

On February 25, 2010, the Committee approved the following cash incentive compensation to executive officers of the Company with regard to 2009:

       Roger Ballou (President and Chief Executive Officer) - $37,500

       Mark Kerschner (Executive Vice President and Chief Financial Officer) - $10,000
       Brian Short (Senior Vice President, Chief Administrative Officer and General Counsel) - $17,584
       Joseph Seiders (Senior Vice President, Chief Legal Officer and Chief Compliance Officer) - $10,000

The components of the 2009 cash incentive compensation program were based on the Company's direct margin dollars and pre-tax profits for the year, as well as individualized objectives for each executive. The minimum thresholds for payouts based on the Company's direct margin dollars and pre-tax profits were not achieved in 2009, so no bonuses were earned with respect to those components. The payouts set forth above were based on each executive's partial achievement of his individual objectives, as approved by the Committee. Additional information regarding CDI's 2009 cash incentive compensation program and the amounts earned under the program will be set forth in the Company's upcoming proxy statement.

2009 PCDS PROGRAM FOR EXECUTIVE OFFICERS

Mr. Ballou had the opportunity to earn shares of PCDS based on the Company's achievement of pre-tax profit targets in 2009. Messrs. Kerschner, Short and Seiders were granted shares of PCDS in March 2009 which could be earned if the Company achieved direct margin dollar targets in 2009. Neither of those targets were met in 2009, and therefore no shares of PCDS were earned by any of CDI's executive officers. Additional information regarding CDI's 2009 PCDS program will be set forth in the Company's upcoming proxy statement.

2010 CASH INCENTIVE COMPENSATION PROGRAM FOR EXECUTIVE OFFICERS

On February 25, 2010, the Committee approved the components of the 2010 cash incentive compensation program and the target level of cash incentive compensation for each of the Company's executive officers. The 2010 target cash incentive compensation, which would be payable if 100% of the goals are met, is:

         Roger Ballou - $600,000

         Mark Kerschner - $167,500
         Brian Short - $166,666
         Joseph Seiders - $132,300

The executives' 2010 cash incentive compensation will be based: (a) 52% on the Company's earnings per share in 2010, (b) 33% on the Company's direct margin dollars in 2010, and (c) 15% on the achievement of individualized objectives for each executive. For parts (a) and (b), payout scales were established, providing for a threshold level of performance (below which no cash incentive compensation would be earned), a target level of performance (at which the target cash incentive compensation amount would be earned), and a maximum level of performance, above which no additional cash incentive compensation could be earned. The maximum payout with respect to parts (a) and (b) is 165% of the target (however, in accordance with the Mr. Ballou's Employment Agreement, his overall cash incentive compensation payout is limited to 120% of his base salary, or $720,000). The maximum payout with respect to part (c) is 100% of the target level for that component. The payout for each component is capped at 100% of target unless CDI achieves the threshold level of earnings per share under the Company's 2010 financial plan.

2010 GRANTS OF PCDS

On February 25, 2010, the Committee approved the following awards of PCDS to executive officers:

         Mark Kerschner - 5,000 shares

         Brian Short - 5,000 shares
         Joseph Seiders - 2,500 shares

These PCDS awards entitle each recipient to receive all or a portion of the specified number of shares of CDI stock based on the Company's achievement of established levels of direct margin dollars in 2010. These executives have the opportunity to earn shares of CDI stock in an amount up to 160% of their PCDS awards. Any shares of CDI stock earned by these executives in connection with the Company's 2010 performance will vest one-half in March 2011 and one-half in March 2012.

PCDS OPPORTUNITY FOR THE CEO BASED ON CDI'S 2010 PERFORMANCE

Based on the amendment to Mr. Ballou's Employment Agreement described in Item 1.01 above (which is hereby incorporated in this Item 5.02), on February 25, 2010 the Committee established a 2010 earnings per share target which the Company must achieve in order for Mr. Ballou to earn his target level of PCDS for 2010. If the target level of performance is achieved, Mr. Ballou would receive in 2011 shares valued at $406,250 (which is lower than the $1,968,750 of PCDS which Mr. Ballou could have earned under his 2008 Employment Agreement had the original performance target been met for 2010). If the maximum level of performance is achieved, Mr. Ballou would receive in 2011 shares valued at $656,250 (as compared to $3,093,750 of PCDS which Mr. Ballou could have earned under his 2008 Employment Agreement had the original performance target been met for 2010). Any shares earned by Mr. Ballou in connection with the Company's 2010 performance will vest immediately in March 2011, when a determination is made regarding the number of shares actually earned.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.

Date: March 03, 2010	By:	/s/ Brian D. Short
Brian D. Short
Senior Vice President, Chief Administrative Officer and General Counsel